Apollo Group, Inc.
News Release

APOLLO GROUP, INC. RECEIVES STAY OF DELISTING PENDING FURTHER REVIEW

Phoenix, Arizona, December 27, 2006 – Apollo Group, Inc. (Nasdaq:APOL) today announced that the Nasdaq Listing and Hearings Review Council (the “Listing Council”) has determined to stay delisting of the Company’s securities pending further review.

The Listing Council’s decision stays a December 20, 2006, determination by the Nasdaq Listing Qualifications Panel (“the Panel”) to delist and suspend trading of the Company’s securities on The Nasdaq Stock Market (“Nasdaq”) effective December 29, 2006. The Panel had previously granted the Company’s continued listing on Nasdaq provided that it meet a December 29, 2006 deadline to file its Form 10-Q for the fiscal quarter ended May 31, 2006 and its Form 10-K for the fiscal year ended August 31, 2006, as well as all required restatements. The Company had informed Nasdaq that it would be unable to meet the December 29, 2006 deadline and had requested that the Panel extend the time period to file the reports with the Securities and Exchange Commission such that it will regain compliance with Nasdaq’s filing requirements. On December 20, 2006, the Company received a letter denying the extension request. The Company appealed to the Listing Council on December 21, 2006.

On December 22, 2006, the Company was informed by the Listing Council that it had determined to call the Panel’s delisting decision for review and had also stayed the delisting of the Company’s securities pending further review by the Listing Council. The Company may submit in writing additional information for the Listing Council’s consideration by February 2, 2007.

“We are committed to regaining compliance with all Nasdaq filing requirements as soon as possible.” said Joseph L. D’Amico, who was appointed interim Chief Financial Officer for Apollo Group, Inc. effective November 14, 2006.

The Company is diligently working on the restatement of its financial statements following receipt by the Board of Directors, on December 8, 2006, of the Special Committee’s final factual findings of its stock option investigation. At this time, the Company is unable to predict when such restatement will be completed. In addition, the Company expects that it will be unable to file its Form 10-Q for the fiscal quarter ended November 30, 2006 by the deadline for this report since certain information included in such financial statements is dependent upon finalizing the restated financial statements.

Apollo Group, Inc. has been providing higher education programs to working adults for almost 30 years. Apollo Group, Inc. operates through its subsidiaries: The University of Phoenix, Inc.; Institute for Professional Development; The College for Financial Planning Institutes Corporation; and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 100 campuses and 159 learning centers in 39 states, Puerto Rico, Washington DC, Alberta, British Columbia, Netherlands, and Mexico.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (480) 557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu